Exhibit 8.1

, 2010
Board of Directors
Madison Bancorp, Inc.
Madison Square Federal Savings Bank
9649 Belair Road
Baltimore, Maryland 21236

Re:	Federal Income Tax Opinion Relating to the Conversion of Madison Square Federal Savings Bank from a Federally-Chartered Mutual Savings Bank to a Federally-Chartered Stock Savings Bank
Ladies and Gentlemen:
     You have asked for our opinion regarding the material federal income tax consequences of the proposed conversion of Madison Square Federal Savings Bank from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (the “Converted Bank”) and the acquisition of the Converted Bank’s capital stock by Madison Bancorp, Inc., a Maryland corporation, pursuant to a plan of conversion initially adopted by the Board of Directors of Madison Square Federal Savings Bank on April 6, 2010, and amended on May 17, 2010 (the “Plan of Conversion”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan of Conversion.
     In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan of Conversion and of such corporate records of the parties to the conversion as we have deemed appropriate. We have also relied upon, without independent verification, the representations of Madison Square Federal Savings Bank and Madison Bancorp, Inc. contained in their letter to us dated                     , 2010. We have assumed that such representations are true and that the parties to the conversion will act in accordance with the Plan of Conversion. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.
     We have assumed that the conversion contemplated by the Plan of Conversion will be consummated in accordance therewith and as described in the prospectus included as part of the Registration Statement on Form S-1 filed by Madison Bancorp, Inc.

Board of Directors
Madison Bancorp, Inc.
Madison Square Federal Savings Bank
                    , 2010

     In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and similar guidance issued by the Internal Revenue Service (the “IRS”) under the Code. Changes in the tax laws could affect the continued validity of the opinions expressed below. Furthermore, there can be no assurance that the opinions expressed herein would be adopted by the IRS or a court of law. We assume no obligation to revise or supplement this opinion should the present federal income tax laws be changed by any legislation, judicial decisions or otherwise.
     Based on and subject to the foregoing, it is our opinion that, for federal income tax purposes, under current law:
1.	The conversion of Madison Square Federal Savings Bank from the mutual to the stock form of organization will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code (see Rev. Rul. 80-105, 1980-1 C.B. 78), and no gain or loss will be recognized by account holders and no gain or loss will be recognized by Madison Square Federal Savings Bank by reason of such conversion.

2.	No gain or loss will be recognized by Madison Bancorp, Inc. upon the sale of shares of common stock in the Offering (Section 1032(a) of the Code).

3.	No gain or loss will be recognized by account holders of Madison Square Federal Savings Bank upon the issuance to them of accounts in the Converted Bank immediately after the conversion, in the same dollar amounts and on the same terms and conditions as their accounts at Madison Square Federal Savings Bank plus interests in the liquidation account in the Converted Bank (Section 354(a) of the Code).

4.	It is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Madison Bancorp, Inc. to be issued to Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members is zero (the “Subscription Rights”), and, accordingly, that no income will be realized by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members upon the issuance to them of Subscription Rights (Section 356(a) of the Code) or upon the exercise of the Subscription Rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

5.	It is more likely than not that the tax basis to the holders of shares of common stock purchased in the Offering pursuant to the exercise of Subscription Rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the Offering (Section 1223(5) of the Code).

Board of Directors
Madison Bancorp, Inc.
Madison Square Federal Savings Bank
                    , 2010

6.	The holding period for shares of common stock purchased in the Community Offering or Syndicated Community Offering will begin on the day after the date of the purchase (Rev. Rul. 70-598, 1970-2 C.B. 168).
     The reasoning in support of our opinions set forth in 4 and 5 above is set forth herein. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. The IRS will not issue rulings on whether subscription rights have a market value. We are unaware of any instance in which the IRS has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. The subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase Madison Bancorp, Inc. common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. We believe that it is more likely than not (i.e., that there is a more than a 50% likelihood) that the Subscription Rights have no market value for federal income tax purposes.
     Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the conversion or of any transaction related thereto or contemplated by the Plan of Conversion. This opinion may not be referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Application for Conversion on Form AC filed with the Office of Thrift Supervision and as an exhibit to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, both filed in connection with the conversion, and to reference to our firm and to this opinion in the prospectus included in both the Registration Statement on Form S-1 and the Application for Conversion on Form AC under the headings “The Conversion and Stock Offering—Material Income Tax Consequences” and “Legal and Tax Opinions.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, KILPATRICK STOCKTON LLP
By:
Joel E. Rappoport, a Partner